UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 15, 2020

SIMPLICITY ESPORTS AND GAMING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-38188	82-1231127
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7000 W. Palmetto Park Rd., Suite 505

Boca Raton, FL 33433

(Address of Principal Executive Offices)

(855) 345-9467

Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

Effective January 20, 2020, Simplicity One Brasil Ltda (“Simplicity One”) entered into an Exclusive Trademark and Symbol Use License Agreement, and Other Covenants (the “Agreement”), dated November 5, 2019, between Simplicity One and Clube de Regatas do Flamengo (“Flamengo”). Simplicity One is 90% owned by Simplicity Esports and Gaming Company (the “Company”) and 10% owned by Team One E-Sports Ltda – ME (“Team One”). The Company has appointed Fred Tannure to act as Simplicity One’s General Manager. The Agreement has a term of three years, beginning on January 1, 2020 and ending on December 31, 2022, and may be renewed by mutual written agreement by the parties. Simplicity One may submit its first proposal for renewal of the Agreement by September 30, 2022, and Flamengo agreed not to conclude negotiations with third parties until such date. After September 30, 2022, Flamengo may evaluate third party business proposals, but it may not enter into any agreements until the final date of the Agreement. If a third party proposal is submitted, Flamengo will acknowledge the entire content of such proposal to Simplicity One so that it may be entitled to cover such proposal.

Pursuant to the terms of the Agreement, Flamengo agreed to license to Simplicity One the use of certain trademarks (the “Trademarks”) on a League of Legends® esports team, as well as in other modalities in esports, throughout the national and international territory. The Agreement provides that the vacancy for participation in the Brazilian League of Legends® Championship (“League of Legends Brazil”) will belong to Flamengo, but will be administered exclusively by Simplicity One on behalf of Flamengo during the term of the Agreement. The parties to the Agreement agreed that it is solely and exclusively for Simplicity One, without any influence of Flamengo, to identify the opportunity and/or convenience of exercising the right of permanence, purchase or similar with respect to the permanence of the League of Legends® team and League of Legends Brazil. For all other League of Legends® tournaments or any other type of esports tournament that may arise under the Agreement or during its term, the vacancies will be the property and responsibility of Simplicity One and Flamengo is obliged to notify Simplicity One of any opportunity to which it is notified, invited and/or made available in any way.

Under the Agreement, Simplicity One is permitted to use the Trademarks in conjunction with any trademarks or fantasy names, domain names, logos or other advertising media that together or separately encompass the market identity of Flamengo, subject to any prior obligations of Flamengo with respect to other sponsors, and after prior approval of Flamengo. Simplicity One may sublicense the Trademarks on a non-exclusive basis or any part thereof to third parties, subject to Flamengo’s prior authorization. Pursuant to the terms of the Agreement, Flamengo agreed to keep Simplicity One informed of any event that may affect the validity of the Trademarks or the Agreement, and the activities and expenses incurred with maintenance of the Trademarks is the sole responsibility of Flamengo.

Flamengo is solely and exclusively liable for any loss or damage caused to Simplicity One on account of the cancellation, refusal or annulment of applications for registration(s) of the Trademarks for any reason, and Flamengo agreed to exempt Simplicity One from, and indemnify Simplicity One for, any such loss or damage.

Pursuant to the terms of the Agreement, Simplicity One agreed to remunerate all athletes, technical committees and support teams hired to assist the League of Legends® esports team, as well as other esports modalities, without any connection or contracting between such parties and Flamengo. To the extent any such party enter legally in the face of Flamengo seeking any kind of relationship or legal relationship, Simplicity One will be fully responsible for expenses incurred by Flamengo with its defense, as well as for payment of any court fees, appeal bonds, loss of suit and conviction fees, and Simplicity One will be responsible for any such amounts from January 1, 2020. To the extent any athlete or member of its technical committee of its League of Legends® team files a lawsuit against Flamengo, Simplicity One agreed, upon written notice from Flamengo, to dismiss it within 15 days of Simplicity One’s knowledge, taking all reasonable steps to maintain confidentiality about the reasons for dismissal.

If any national or international pay-per-view, cable TV, or open or closed pay-TV broadcaster has an interest in capturing, fixing, editing, displaying or broadcasting League of Legends® team matches and/or other esports modalities, Flamengo will agree to such contract and Simplicity One’s authorization to third parties is forbidden without Flamengo’s written consent. In such cases, Flamengo will have up to 10 business days from Simplicity One’s written request to respond and the absence of response by Flamengo will be considered approval, provided that they are subject to the terms of the Agreement. Simplicity One also agreed not to allow any third party to use the image of matches played by the League of Legends® team and/or other modalities in esports under Flamengo’s trademarks and symbols, without Flamengo’s prior consent. Simplicity One agreed to require its athletes not to participate in an esports League of Legends® match or exhibit in a team that exhibits, displays or bears the trademarks of other clubs or sports associations during the term in which they participate in the Simplicity One team. Simplicity One also agreed to not engage sponsorship for the League of Legends® team without Flamengo’s express prior written consent.

Pursuant to the terms of the Agreement, Simplicity One must keep the Flamengo esports teams among the 60% best placed in the competitions in which they participate. The team will be among the top 6 of the competitions, except international competitions and competitions other than the League of Legends® modality. In the event of a different outcome and Simplicity One does not take appropriate measures before the end of the knockout stage, upon prior notification by Flamengo, Flamengo may charge 10% of the prize corresponding to the competition in question. If Simplicity One fails to comply on a recurring basis in three or more League of Legends® competitions, it will give rise to the possibility of early termination by Flamengo, without any fine.

The inclusion of any new modality of esports by Simplicity One to the Flamengo project must be previously approved by Flamengo. Flamengo will have up to 10 business days from Simplicity One’s request to respond, and the absence of Flamengo’s response will be deemed approval, provided that they are subject to the term of the Agreement.

All promotional material used by Simplicity One in the promotion of the League of Legends® team will be previously and expressly approved by Flamengo.

As consideration for the use of the Trademarks, if Simplicity One obtains sponsorships and/or partnerships for League of Legends in esports or any other modality in esports, provided that Flamengo agrees to such sponsorship/partnership, Simplicity One agreed to pay Flamengo in accordance with the following:

(a)	Fixed Compensation: Payment of fixed annual fee, to be paid in four equal installments and maturing on 1/10, 5/10, 9/10 and 12/10 of each of the three years that will be paid as follows:

(i)	In the first year, the amount of R$170,000 (approximately $40,579),
(ii)	In the second year, the amount of R$185,000 (approximately $44,159), and
(iii)	In the third year, the amount of R$200,000 (approximately $47,740).

(b)	Variable Compensation (Royalties/Sponsorships): Payment of royalties in the amount of 8% of the gross revenue obtained by the project, minus taxes due.

If Simplicity One does not obtain sponsorships and/or partnerships in sufficient amounts to support the maintenance costs of its League of Legends® team, Simplicity One will bear the remaining amount, and in no event will Flamengo be required to provide funds or pay costs or expenses for the League of Legends® team.

The Agreement contains customary representations and warranties.

The Agreement may be terminated by either party for breach if the breaching party fails to remedy the breach within 10 days of receipt of notification from the other party. Any breach not remedied will also give rise to payment of a 10% pecuniary fine on the amount of the monthly fixed rate of each effective year under the terms of the Agreement. The Agreement will automatically terminate upon communication to the other party and without prejudice to payment of the fines and/or compensation as provided in the Agreement in the following instances:

(a)	If either party goes bankrupt;
(b)	In the event of an act of God or force majeure, provided that the cause continues for more than three months;
(c)	In the event of any statement or interview issued by Simplicity One, its athletes, contractors, employees, associates, administrators and/or partners or shareholders that, in the reasonable opinion of Flamengo, implies to discredit, demoralize or negatively reflect the reputation of image of Flamengo, its managers, administrators, associates, contractors or employees, sponsors and suppliers of sports equipment during the term of the Agreement;
(d)	In the event that Simplicity One enters into a sponsorship or marketing agreement for League of Legends® properties in esports, including but not limited to sponsorship space on uniforms, sale of advertising signs, licensed products, and television authorization, without the prior and express authorization of Flamengo, except as provided in the Agreement;
(e)	Exclusively by Flamengo in the event of the League of Legends® team places below sixth in any tournament during the term of the Agreement; and
(f)	Exclusively by Simplicity One if Flamengo enters into any agreement with third parties of any nature that conflicts with the terms of the Agreement, violating the exclusivity herein.

The parties may also terminate the Agreement without cause, upon payment of a contractual fine in accordance with the following:

(a)	If the termination occurs in the year 2020, the party that terminated the Agreement shall pay a fine of R$150,000 (approximately $35,805) or an amount equivalent to 40% of the remaining balance of the contract value of that year, being due the highest value among the hypotheses described in the Agreement;
(b)	If the termination occurs in the year 2021, the terminating party shall pay a fine of R$185,000 (approximately $44,159) or an amount equivalent to 40% of the remaining balance of the contract value of that year, being due the highest amount among the hypotheses described in the Agreement; and
(c)	(iii)If the termination occurs in the year 2022, the terminating party shall pay a fine of R$200,000 (approximately $47,740) or an amount equivalent to 40% of the remaining balance of the contract value of that year, being due the highest value among the hypotheses described in the Agreement.

If either party unilaterally terminates the Agreement or gives rise to certain termination grounds set forth in the Agreement, the terminating party will pay the other party a non-compensatory fine in the amount of R$100,000 (approximately $23,870) to indemnify the other party, without prejudice to any losses or damages that exceed such amount.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2020, Steven Grossman notified the Company’s Board of Directors of his resignation, effective February 1, 2020, from his position as President of Simplicity Esports, LLC, a wholly owned subsidiary of the Company. Although Mr. Grossman will no longer be an executive officer of the Company, he will continue to serve as the Company’s Secretary and as a consultant to the Company.

Item 7.01.	Regulation FD Disclosure.

On January 22, 2020, the Company issued a press release announcing that it has reached an agreement with Flamengo to take over management of top Brazilian League of Legends® team, Flamengo Esports, and entered into the Agreement with Flamengo.

A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in any website is not a part of this Current Report on Form 8-K.

The information included in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth under this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Trademark and Symbol Use License Agreement, and Other Covenants, dated November 5, 2019, between Simplicity One Brasil Ltda and Clube de Regatas do Flamengo.
99.1	Press release issued by the registrant on January 22, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMPLICITY ESPORTS AND GAMING COMPANY

Date: January 22, 2020	By:	/s/ Jed Kaplan
Jed Kaplan
Chief Executive Officer and interim Chief Financial Officer